Exhibit 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contacts:
New York, N.Y. 10022	James N. Fernandez
(212) 230-5315
Mark L. Aaron
(212) 230-5301
TIFFANY REPORTS FOURTH QUARTER AND YEAR RESULTS;
COMPANY LOOKS FOR SOLID GROWTH IN 2011
New York, N.Y., March 21, 2011 — Tiffany & Co. (NYSE: TIF) today reported that, in the fourth quarter ended January 31, 2011, its worldwide net sales increased 12% due to growth in all geographic regions, and that net earnings from continuing operations rose 31%. For the full year, worldwide net sales and net earnings from continuing operations rose 14% and 39%. Management also provided its first financial outlook for fiscal 2011.
Michael J. Kowalski, chairman and chief executive officer, said, “These strong fourth quarter sales, which were better than the holiday results we had previously reported, were the culmination of an excellent year of strong earnings growth for Tiffany. Our broad-based success reflected healthy comparable store sales growth and successful new store openings in the Americas, Asia-Pacific and Europe, and highly successful new product introductions including our extraordinary yellow diamond collection. And we are enormously excited about the numerous global expansion opportunities that we will be pursuing in 2011.”
In the three months (fourth quarter) ended January 31, 2011:
•	Worldwide net sales increased 12% to $1.1 billion. On a constant-exchange-rate basis excluding the effect of translating foreign-currency-denominated sales into U.S. dollars, worldwide net sales and comparable store sales increased 11% and 9% (see “Non-GAAP Measures” schedule).

•	Net earnings from continuing operations rose 31% to $181.2 million, or $1.41 per diluted share, versus $138.2 million, or $1.09 per diluted share, last year.

•	Earnings in the fourth quarter of 2010 include $0.03 per diluted share of expenses (see SG&A expenses below) related to the pending relocation of Tiffany’s New York headquarters staff. Excluding that item, net earnings from continuing operations rose 34% (see “Non-GAAP Measures” schedule).

In the 12 months (full year) ended January 31, 2011:
•	Worldwide net sales increased 14% to $3.1 billion. On a constant-exchange-rate basis, worldwide net sales and comparable store sales increased 12% and 8%.

•	Net earnings from continuing operations rose 39% to $368.4 million, or $2.87 per diluted share, from $265.7 million, or $2.12 per diluted share, in 2009.

•	In fiscal 2010, the Company recorded nonrecurring items that reduced net earnings from continuing operations by $0.06 cents per diluted share. In fiscal 2009, the Company recorded nonrecurring items that benefited net earnings from continuing operations by $0.08 per diluted share. Excluding the nonrecurring items in the current and previous years (see “Non-GAAP Measures” schedule), net earnings from continuing operations rose 47%.
Net sales highlights by segment:
•	In the Americas region, which includes the U.S., Canada and Latin/South America, sales in the fourth quarter increased 10% to $577.1 million and in the full year rose 12% to $1.575 billion (representing 51% of worldwide sales). On a constant-exchange-rate basis, sales increased 10% in the quarter and 11% in the full year and comparable store sales increased 8% and 8% (comparable Americas’ branch store sales increased 9% and 8% and sales in the New York flagship store rose 2% and 6%). Combined Internet and catalog sales in the Americas increased 8% in both the quarter and full year.

•	In Asia-Pacific, sales increased 25% to $188.3 million in the fourth quarter and 29% in the full year to $549.2 million (18% of worldwide sales). On a constant-exchange-rate basis, sales rose 21% in the fourth quarter, due to strong growth in most countries, and rose 23% in the full year; on that basis, comparable store sales rose 16% and 14%.

•	In Japan, sales increased 11% to $182.6 million in the fourth quarter and rose 7% in the full year to $546.5 million (18% of worldwide sales). On a constant-exchange-rate basis, sales increased 2% in the quarter and declined 1% in the full year; on that basis, comparable retail store sales rose 1% and declined 4%.

•	In Europe, sales increased 14% to $137.9 million in the fourth quarter and rose 18% in the full year to $360.8 million (12% of worldwide sales). On a constant-exchange-rate basis, sales rose 21% in the quarter, due to strong growth in the U.K. and most of continental Europe, and increased 23% in the full year; on that basis, comparable store sales rose 16% and 18%.

•	The Company opened nine TIFFANY & CO. stores in the fourth quarter, and opened 15 in the full year including five stores in the Americas (Baltimore, Houston, Jacksonville, Los Angeles and Santa Monica), two in Europe (Barcelona and London), seven stores in Asia-Pacific (four in China: Beijing, Shanghai (2) and Kunming; and one each in Seoul, Singapore and Taipei) and one in Japan. The Company also closed two locations in Japan. The Company operated 233 stores at January 31, 2011 (96 in the Americas, 56 in Japan, 52 in Asia-Pacific and 29 in Europe), versus 220 a year ago (91 in the Americas, 57 in Japan, 45 in Asia-Pacific and 27 in Europe).

•	Other sales declined 30% to $15.3 million in the fourth quarter and increased 2% to $54.2 million in the year (2% of worldwide sales). Declines in wholesale sales of rough diamonds were partly offset in the quarter and entirely offset in the year by increased wholesale sales of finished goods to independent distributors within emerging markets.
Other financial highlights:
•	Gross margin (gross profit as a percentage of net sales) rose to 60.9% in the fourth quarter from 58.7% in the prior year, with the increase primarily reflecting the recapture of higher product costs through retail price increases, as well as manufacturing efficiencies and sales leverage on fixed costs. Gross margin in the full year rose to 59.1% from 56.5% in the prior year due to similar factors.

•	SG&A (selling, general and administrative) expenses increased 12% in the fourth quarter and 13% in the full year, primarily due to higher marketing, staffing and store occupancy costs. SG&A expenses in 2010 included $6.1 million, or $0.03 per diluted share after tax, in the fourth quarter and $16.6 million, or $0.08 per diluted share after tax, in the year of costs related to the pending relocation of Tiffany’s New York headquarters staff (see “Non-GAAP Measures” schedule). These relocation expenses are associated with accelerated depreciation of property and equipment and incremental rent during this transition period until the move occurs in mid-2011. In the prior year, the Company recorded a $4.4 million gain, or $0.02 per diluted share after tax, in the second quarter related to a loan recovery and a charge of $4.0 million, or $0.03 per diluted share after tax, in the third quarter related to a diamond sourcing agreement. Excluding the nonrecurring items in both years, SG&A expenses rose 10% and 11% in the fourth quarter and year.

•	The effective income tax rate in the fourth quarter was 32.1%, compared with 34.2% in the prior year. In the full year, the effective income tax rate was 32.7% which included nonrecurring items (see “Non-GAAP Measures” schedule) that benefited net earnings by $0.02 per diluted share. In full year 2009, the effective income tax rate of 31.9% reflected the recording of favorable reserve adjustments at the conclusion of certain tax audits and expiration of statutory periods, which benefited net earnings by $0.09 per diluted share in the year.

•	At January 31, 2011, cash and cash equivalents and short-term investments were $740.9 million compared with $785.7 million in the prior year; short-term and long-term debt totaled $688.2 million, versus $754.0 million a year ago, and represented 32% of stockholders’ equity compared with 40% a year ago. During fiscal 2010, the Company repaid yen 15 billion ($179 million) of maturing long-term debt that came due in September, repaid $40 million of long-term debt that came due in December, and issued yen 10 billion ($118 million at time of issuance in September) of new long-term debt.

•	Net inventories at January 31, 2011 were 14% above the prior year to support sales growth, new store openings, product introductions and internal manufacturing. The translation effect from stronger foreign currencies increased inventories modestly.

•	The Company repurchased 137,000 shares of its Common Stock in the fourth quarter at a total cost of $8 million, or an average cost of $58.26 per share, and repurchased 1,843,000 shares in the full year at a total cost of $80.8 million, or an average cost of $43.83 per share. In January 2011, the Company’s Board of Directors approved a new program (and terminated an existing program that was set to expire) authorizing the Company to repurchase up to $400 million of its Common Stock through January 31, 2013. At January 31, 2011, approximately $392 million remained available for future repurchases.

Mr. Kowalski continued, “We are enthusiastic about Tiffany’s solid growth potential in 2011. Our current plans for the year include opening 21 stores across the Americas, Europe and Asia-Pacific. We also anticipate another exciting year of new product introductions and expanded marketing communication efforts. As always, and despite external challenges, we stand to benefit from the growing strength of the TIFFANY & CO. brand, the expansion opportunities before us and our solid balance sheet.”
Japan Update:
He added, “We are saddened by the tragic events in Japan. Our thoughts are with our more than 700 Tiffany colleagues and with all the people of Japan. Tiffany stores located in the Kanto and Tohoku regions, which generate somewhat more than half of sales in Japan, were closed or operating on reduced hours after the earthquake and tsunami, with physical damage limited to a few stores. Most stores have re-opened over the past weekend. Our stores in the southwestern Kansai region have remained open.”
Mr. Kowalski said, “In preparing our financial expectations for 2011, we have assumed some continued periodic store closings or limited store hours in Japan through the end of the first quarter, resulting in worldwide sales growth of 11% in the first quarter, with total Japan sales declining 15%. This leads us to now expect that earnings in the first quarter will be reduced by approximately $0.05 per diluted share from our initial expectation of $0.62 per diluted share to a new expectation of approximately $0.57 per diluted share (versus the prior year of $0.48). We cannot provide meaningful forecasts about sales in Japan beyond the first quarter and, therefore, have not adjusted our sales or earnings plan for the remaining quarters of 2011.”

Outlook for 2011:
Management’s outlook for the year ending January 31, 2012 is based on the following assumptions which may or may not prove valid:
a)	Worldwide net sales growth of 12% — 14%. The Company was on track to exceed that expectation in the first quarter prior to March 11th.

b)	Sales assumptions by region (in U.S. dollars) include a low-double-digit percentage increase in the Americas, at least a 20% increase in Asia-Pacific, a mid-single-digit percentage sales decline in Japan, and sales increasing more than 20% in Europe. Other sales are expected to increase more than 30%.

c)	The opening of 21 Company-operated stores including eight in the Americas, five in Europe and eight in Asia-Pacific.

d)	Operating margin increasing approximately one-half point due to both a higher gross margin and an improved ratio of SG&A expenses (excluding nonrecurring items) to sales.

e)	Interest and other expenses, net of approximately $46 million.

f)	An effective income tax rate of approximately 34%.

g)	Net earnings (excluding nonrecurring items) increasing 14% — 18% to $3.35 — $3.45 per diluted share. This forecast excludes nonrecurring items related to the pending relocation of Tiffany’s New York headquarters staff which are expected to reduce net earnings in 2011 by approximately $0.19 per diluted share (with most of the expense expected to be incurred in the second quarter).

h)	Net inventories increasing by more than 15%.

i)	Capital expenditures of approximately $250 — $275 million.
Today’s Conference Call:
The Company will host a conference call today at 8:30 a.m. (Eastern Time) to review these actual results and its outlook. Investors may listen at http://investor.tiffany.com (“Events and Presentations”).
Next Scheduled Announcement:
The Company expects to report its first quarter results on Thursday May 26, 2011. To receive notifications of news releases, please register at http://investor.tiffany.com (“E-Mail Alerts”).

Tiffany & Co. operates jewelry stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific, Japan and Europe and engages in direct selling through Internet, catalog and business gift operations. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.
This document contains certain “forward-looking” statements concerning the Company’s objectives and expectations with respect to sales, store openings, operating margin, interest and other expenses, effective income tax rate, net earnings, inventories and capital expenditures. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company’s 2009 Annual Report on Form 10-K and in other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.
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TIFFANY & CO. AND SUBSIDIARIES
(Unaudited)
NON-GAAP MEASURES
Net Sales
The Company’s reported sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar.
The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Internally, management monitors its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars (“constant-exchange-rate basis”). Management believes this constant-exchange-rate basis provides a more representative assessment of sales performance and provides better comparability between reporting periods.
The Company’s management does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company’s operating results. The following table reconciles sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

	Fourth Quarter 2010 vs. 2009			Year-to-Date 2010 vs. 2009
			Constant-			Constant-
	GAAP	Translation	Exchange-Rate	GAAP	Translation	Exchange-Rate
	Reported	Effect	Basis	Reported	Effect	Basis
Net Sales:
Worldwide	12%	1%	11%	14%	2%	12%
Americas	10%	—	10%	12%	1%	11%
Asia-Pacific	25%	4%	21%	29%	6%	23%
Japan	11%	9%	2%	7%	8%	(1)%
Europe	14%	(7)%	21%	18%	(5)%	23%

Comparable Store Sales:
Worldwide	11%	2%	9%	10%	2%	8%
Americas	8%	—	8%	9%	1%	8%
Asia-Pacific	21%	5%	16%	19%	5%	14%
Japan	10%	9%	1%	4%	8%	(4)%
Europe	9%	(7)%	16%	13%	(5)%	18%

Net Earnings from Continuing Operations
The accompanying press release presents net earnings from continuing operations and highlights current-year and prior year nonrecurring items in the text. Management believes excluding such items presents the Company’s fourth quarter and year-to-date results on a more comparable basis to the corresponding period in the prior year, thereby providing investors with an additional perspective to analyze the results of operations of the Company at January 31, 2011. The following table reconciles GAAP net earnings from continuing operations and net earnings from continuing operations per diluted share (“EPS”) to the non-GAAP net earnings from continuing operations and net earnings from continuing operations per diluted share, as adjusted:

	Three Months Ended		Three Months Ended
	January 31, 2011		January 31, 2010
	$	Diluted	$	Diluted
(in thousands, except per share amounts)	(after tax)	EPS	(after tax)	EPS
Net earnings from continuing operations, as reported	$181,224	$1.41	$138,207	$1.09

Headquarters relocation [a]	3,887	0.03	—	—

Net earnings from continuing operations, as adjusted	$185,111	$1.44	$138,207	$1.09

[a]	On a pre-tax basis includes a $323,000 charge within cost of sales and $6,086,000 charge within SG&A expenses for the three months ended January 31, 2011 associated with Tiffany’s plan to consolidate its New York headquarters staff within one location.

	Year Ended		Year Ended
	January 31, 2011		January 31, 2010
	$	Diluted	$	Diluted
(in thousands, except per share amounts)	(after tax)	EPS	(after tax)	EPS
Net earnings from continuing operations, as reported	$368,403	$2.87	$265,676	$2.12

Headquarters relocation [a]	10,768	0.08	—	—

Tax benefit, net [b]	(3,096)	(0.02)	(11,220)	(0.09)

Diamond sourcing agreements [c]	—	—	764	0.01

Net earnings from continuing operations, as adjusted	$376,075	$2.93	$255,220	$2.04

[a]	On a pre-tax basis includes a $1,010,000 charge within cost of sales and $16,625,000 charge within SG&A expenses for the full year ended January 31, 2011 associated with Tiffany’s plan to consolidate its New York headquarters staff within one location.

[b]	Primarily represents a benefit related to a change in tax status of certain subsidiaries recorded within the provision for income taxes for the full year ended January 31, 2011, and $11,220,000 of tax benefits as a result of favorable reserve adjustments relating to the settlement of certain tax audits and the expiration of statutory periods within the provision for income taxes for the full year ended January 31, 2010.

[c]	On a pre-tax basis includes a charge of $4,000,000 associated with the termination of a diamond sourcing agreement and a benefit of $4,442,000 from a loan recovery, both within SG&A expenses for the full year ended January 31, 2010.

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended January 31,		Years Ended January 31,
	2011	2010	2011	2010
Net sales	$1,101,215	$981,384	$3,085,290	$2,709,704

Cost of sales	430,238	405,639	1,263,012	1,179,485

Gross profit	670,977	575,745	1,822,278	1,530,219

Selling, general and administrative expenses	392,797	351,138	1,227,497	1,089,727

Earnings from continuing operations	278,180	224,607	594,781	440,492

Interest and other expenses, net	11,091	14,620	47,347	50,518

Earnings from continuing operations before income taxes	267,089	209,987	547,434	389,974

Provision for income taxes	85,865	71,780	179,031	124,298

Net earnings from continuing operations	181,224	138,207	368,403	265,676

Net earnings (loss) from discontinued operations	—	2,160	—	(853)

Net earnings	$181,224	$140,367	$368,403	$264,823

Net earnings from continuing operations per share:

Basic	$1.43	$1.10	$2.91	$2.14

Diluted	$1.41	$1.09	$2.87	$2.12

Net earnings per share:

Basic	$1.43	$1.12	$2.91	$2.13

Diluted	$1.41	$1.10	$2.87	$2.11

Weighted-average number of common shares:

Basic	126,628	125,097	126,600	124,345
Diluted	128,793	127,265	128,406	125,383

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	January 31,	January 31,
	2011	2010
ASSETS

Current assets:
Cash and cash equivalents and short-term investments	$740,871	$785,702
Accounts receivable, net	185,969	158,706
Inventories, net	1,625,302	1,427,855
Deferred income taxes	41,826	6,651
Prepaid expenses and other current assets	90,577	66,752

Total current assets	2,684,545	2,445,666

Property, plant and equipment, net	665,588	685,101
Other assets, net	385,536	357,593

	$3,735,669	$3,488,360

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$38,891	$27,642
Current portion of long-term debt	60,855	206,815
Accounts payable and accrued liabilities	258,611	231,913
Income taxes payable	55,691	67,513
Merchandise and other customer credits	65,865	66,390

Total current liabilities	479,913	600,273

Long-term debt	588,494	519,592
Pension/postretirement benefit obligations	217,435	219,276
Other long-term liabilities	147,372	137,331
Deferred gains on sale-leasebacks	124,980	128,649
Stockholders’ equity	2,177,475	1,883,239

	$3,735,669	$3,488,360